Exhibit 99.2

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Pat Macellaro
(847) 402-5600	Investor Relations
(847) 402-2800

Allstate Announces January Catastrophe Loss Estimate

NORTHBROOK, Ill., February 20, 2014 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of January 2014 of $277 million, pre-tax ($180 million after-tax). Catastrophe losses occurring in January comprised six events at an estimated cost of $271 million, pre-tax, plus unfavorable reserve reestimates of prior reported catastrophe losses. One of the events met the definition of a winter freeze catastrophe in one region of the country but not in other regions due to the amount of claim counts. Non-catastrophe losses in these other regions were $39 million, pre-tax, which will be reflected primarily in the homeowners combined ratio and the homeowners underlying combined ratio that excludes catastrophe losses and prior year reserve reestimates.

A “catastrophe” is defined as an event that produces pre-tax losses before reinsurance in excess of $1 million and involves multiple first party policyholders, or an event that produces a number of claims in excess of a preset, per-event threshold of average claims in a specific area, occurring within a certain amount of time following the event. As a result, catastrophe losses as broken out in underwriting results will not always include all of the frequency and severity impacts of severe weather from an event or increased auto physical damage losses.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about catastrophe losses. These statements are based on our estimates and assumptions that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Management believes the estimated impact of catastrophe losses, including net loss reserves, are appropriately established and recorded based on available facts, information, laws and regulations. However, actual results may differ materially from those projected in the forward-looking statements in this news release and from the amounts currently recorded for a variety of reasons, including the following:

•                  Our policyholders’ ability to report and our ability to adjust claims have been impeded by the extent of the devastation and the number of areas affected.

•                  It is particularly difficult to assess the extent of damage in the initial stages of adjusting residential property losses.

•                  Our estimate for the ultimate costs of repairs may not prove to be correct because of increased demand for services and supplies in the areas affected by the catastrophes.

•                  The number of incurred but not reported (IBNR) claims may be greater or less than currently anticipated.

We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

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